Exhibit 10.30
October 17, 2007
Gordon Sangster
603 Benvenue Ave.
Los Altos, CA 94024
Dear Gordon:
Micrus Endovascular Corporation wishes to extend this formal offer of at-will employment for the position of Chief Financial Officer reporting to me, with a start date of November 12, 2007. Employment will not begin until the terms in this offer are agreed to and acknowledged by signature of this letter.
Eligibility
On your first day of work, please bring with you evidence of your U.S. citizenship or proof of your legal right to live and work in this country. We are required by federal law to examine documentation of your employment eligibility within three business days after you begin work.
In addition, your employment at Micrus is contingent upon your execution and compliance with the following: Employee Proprietary Information, Assignment of Inventions, and Arbitration Agreement, as well as the Invention Assignment (Exhibit A of Proprietary Information Agreement) must be signed thus requiring, among other provisions, the assignment of patent rights to any invention made during your employment at the Company to Micrus Endovascular Corporation.
Compensation
Upon commencement of employment, you will be paid $9,615.39 per pay period ($250,000.00 annualized), paid bi-weekly in accordance with the Company’s normal payroll procedures. We have recommended that you receive stock options in the amount of 50,000 options. The per share price is determined by the fair market value of the stock on the date of approval. One-fourth of the options vest at the end of the first year of employment, and one-forty-eighth vest each full month thereafter. These options would not preclude the award of additional options that may carry a different exercise price and/or vesting period. The option grant shall be subject to the terms, definitions and provisions of the Company’s 2005 Stock Plan and Stock Option Agreement by and between you and the Company, both of which documents are incorporated herein by reference. In the event that employment is terminated for any reason, all rights to exercise unvested stock options will be cancelled as per the applicable stock plan.
You will be eligible for an incentive cash bonus of up to 35% of your annual base salary effective with FY ‘08, which started April 2007. The Employee Cash Bonus Program is subject to Board approval. This is in no way a guarantee of payment and this bonus will be based upon performance and achievement of mutually agreed upon goals to be determined by myself in accordance with the Corporate goals established by the CEO and Board of Directors. The decision whether to award a bonus in any future year and the amount of said bonus will be at the sole discretion of Micrus Endovascular Corporation Management.
Benefits
The following benefits will be made available upon commencement of employment under the same terms as other Micrus employees and in accordance with the Company’s Benefits Program which include the following:
•	Health, Dental, Vision, and Life/AD&D/Disability Insurance

•	I125 Plan

•	401(k)

•	Employee Stock Purchase Plan (ESPP)

•	Employee Assistance Program & Credit Union

•	Holiday pay

•	PTO pay (Paid Time Off – to be accrued and used in accordance with Company policy)
By accepting the Micrus Endovascular Corporation Offer of Employment, you will be acknowledging and expressly agreeing that at all times you will be an at-will employee. Thus, you and Micrus Endovascular Corporation will retain the right to terminate the employment relationship for any reason. Upon any termination of the employment relationship, Micrus Endovascular Corporation’s only liability to you will be for payment of salary and PTO time earned prior to the termination date. The at-will nature of this employment relationship can be modified or nullified only in a formal written employment contract signed by you and the President of Micrus Endovascular Corporation.
We require, as a condition of employment, a successful background and reference check, which includes a criminal record investigation and may include a credit check. In order to authorize us to conduct the investigation, please complete, sign and return the enclosed consent disclosure form to Laurie De Sio at your earliest convenience. This employment offer is contingent upon successful completion of this background and reference check.
This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements.
Please respond acceptance to this no later than end of business this Monday, 10/22.
AGREED TO AND ACCEPTED:

/s/ John T. Kilcoyne	10/17/07	/s/ Gordon Sangster	11/12/07

John T. Kilcoyne	Date	Gordon Sangster	Date
CEO & Chairman